 Exhibit 10.2

Form

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), is made and entered into by and between TravelCenters of America Inc., a Maryland corporation (together with all subsidiaries, hereinafter referred to as the “Company”) and [ ] (the “Executive”), effective as of February ___, 2023 (the “Effective Date”).

1.            Severance Benefits. Subject to the Executive remaining employed by the Company through the closing of the Transaction, the Executive will be eligible to receive an amount in cash equal to: (i) the sum of the Executive’s Base Salary plus the Annual Bonus and (ii) a pro rata portion of the Annual Bonus, determined by multiplying the Annual Bonus by a fraction, the numerator of which is the number of days during the calendar year that elapsed prior to the closing of the Transaction and the denominator of which is 365 (the amount described in subclause (ii), the “Accrued Bonus” and the amounts described in subclauses (i) and (ii), the “Severance Amount”), subject to the Executive’s compliance with Section 2 of this Agreement. The Severance Amount shall be paid, if at all, in a lump sum no more than sixty (60) days following the closing of the Transaction.

2.            Conditions to Payment. Any obligation of the Company to pay or provide the Severance Amount under this Agreement is conditioned upon the Executive’s execution and delivery to the Company of a release of claims in favor of the Company and its Affiliates in substantially the form of the Company’s standard release (the “Release”) and such Release becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the closing of the Transaction.

3.            Definitions.

(a)            “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(b)            “Annual Bonus” means the total annual bonus paid to the Executive by the Company and The RMR Group Inc. (“RMR”), as applicable for the 2022 calendar year.

(c)            “Base Salary” means the total annual base salary paid to the Executive by the Company and RMR, as applicable for the 2022 calendar year.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Transaction” means the business combination with BP Products North America Inc., an Maryland corporation (“Parent”), whereby Bluestar RTM Inc. a wholly-owned subsidiary of Parent (“Merger Subsidiary”), shall be merged with and into the Company whereupon the separate corporate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (“MGCL”).

4.            Section 409A.

(a)            The parties intend for the compensation provided under this Agreement to be exempt from the provisions of Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Section 409A”) and this Agreement shall be construed consistent with that intent. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates or successors have any liability to the Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, Section 409A.

(b)            If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six (6)-month period following the Executive’s separation from service shall instead be provided or paid without interest on the first business day following the expiration of such six (6)-month period, or if earlier, the date of the Executive’s death.

(c)            Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A.

5.            Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 5 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.            Withholding Taxes. Payments by the Company under this Agreement shall be reduced by any tax or other amount required to be withheld by the Company under applicable law, as determined by the Company in its sole discretion.

7.            Nontransferability. Neither this Agreement nor any rights under this Agreement may be sold, transferred, pledged, hypothecated, assigned, or otherwise disposed of or encumbered (directly or indirectly). Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement without the Executive’s consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties, stock, or assets to any other entity.

8.            No Implied Rights. The Executive’s employment shall at all times be at will. Nothing contained in this Agreement shall confer upon the Executive any right with respect to the terms of or continuation of the Executive’s employment with the Company or interfere with the right of the Company to terminate the Executive’s employment at any time, with or without notice or cause.

9.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter described herein and replaces all prior communications, agreements, and understandings, written or oral, with respect to any such bonus. This Agreement may not be amended or modified except in a writing signed by the Company and the Executive.

10.          Governing Law; Forum. This Agreement shall be governed in all respects, including as to validity, interpretation, and effect, by the internal laws of the state of Maryland, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a state or federal court of competent jurisdiction located in the state of Maryland and they hereby irrevocably submit to the exclusive jurisdiction of any such court.

11.          Payment Obligation. The Severance Amount shall be paid to the Executive by the Company, provided that RMR has agreed that twenty percent (20%) of the Accrued Bonus shall be paid to the Executive by RMR.

12.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRAVELCENTERS OF AMERICA INC.

By:
Name:
Title:

EXECUTIVE

[NAME]

[Signature Page to Executive Severance Agreement]